UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21221	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19910 North Creek Parkway

Bothell, Washington 98011

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (425) 415-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2004, Microvision, Inc. (“Microvision”) entered into a multi-phase exclusive product development and license agreement with Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson (“Ethicon”), whereby Microvision and Ethicon will collaborate to integrate Microvision’s proprietary visualization technology into certain medical products, and Ethicon will receive an option to exclusively license Microvision’s technology for human medical applications with certain exclusions.

Subject to the terms of the agreement, Ethicon will pay Microvision $6.2 million over approximately seven months consisting of an upfront license fee and additional fees to develop and deliver prototype components for use in an initial medical product. Following an evaluation period for the prototype, Ethicon may elect to proceed to the next phase of a commercial product development for approximately $5.5 million in development fees. The agreement contemplates that there may be additional development programs for other medical products. Ethicon has the right to terminate the agreement prior to completion of the development program, which could result in a reduction of the $6.2 million.

During the commercial product development phase, Ethicon will have an option to receive an exclusive license to Microvision’s visualization technology for human medical applications and for Microvision to become Ethicon’s exclusive design partner and source of supply for visualization components using Microvision technology. Alternatively, under certain conditions, Ethicon may receive the right to manufacture components using Microvision’s technology and pay Microvision a royalty on the sale of products incorporating those components.

If Ethicon opts for an exclusive license, then after a period of time, Ethicon will be obligated to pay Microvision an increasing annual license maintenance fee, against which Ethicon’s future component purchases, royalty payments, and development fee payments would be credited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel

Date: December 30, 2004